Exhibit 10.1

April 26, 2021

Personal and Confidential

Marc Bregman

Dear Marc,

This offer letter (the “Agreement”) shall confirm our understanding as to the terms of your employment with Elite Laboratories, Inc., a Delaware corporation (the “Company”).

1.	Commencing on May 17th, 2021, you shall become an employee of the Company as its Chief Financial Officer. Your job responsibilities will include but not be limited to the tasks articulated in the attachment to this letter. Your job duties shall also include certain other responsibilities that may be assigned to you from time to time by management. You will report directly to the CEO.

2.	You shall receive an annual base salary equal to $187,000.00 which shall be payable in accordance with the Company’s payroll practices. You are also eligible for a cash bonus of up to 20 % with such being based on your and the company’s performance.

3.	Upon the approval by the Board of Directors of Elite, you will be granted stock options to purchase 300,000 ELTP Shares. The options will vest over a three-year period, commencing one year from the date of issuance. The strike price will be equal to the closing price of the Company’s stock as traded on the OTC Bulletin Board (symbol ELTP) on your first day of employment.

4.	You shall receive 15 days paid vacation time during each calendar year, pro rated for periods of less than a full calendar year; provided, that the timing and duration of any particular vacation shall not interfere with the business of the Company or the effective performance of your duties hereunder, as reasonably determined in good faith by the CEO.

5.	Starting with the first day of your employment at the Company, you shall be entitled to participate in all health insurance plans maintained by the Company for its employees, subject to applicable eligibility requirements. Nothing in the foregoing shall limit or restrict the Company’s discretion to amend, revise or terminate any benefit or plan without your notice or consent.

8.	While you are employed by the Company, you agree to devote your best efforts to the interests of the Company and to not knowingly undertake or engage in any employment, occupation or business enterprise that is directly or indirectly adverse to the interest of the Company. You agree to observe in all material respects any and all rules and policies that the Company may now or hereafter establish from time to time, governing the conduct of its employees or business.

9.	You represent that your employment with the Company will not conflict with or be constrained by any prior employment obligations, covenants not to compete, confidentiality obligations or similar restrictions.

10.	As a condition to entering into this Agreement and being employed by the Company you agree to execute and deliver the Proprietary Rights Agreement in the form attached hereto as Exhibit A.

11.	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile or electronic transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement. A faxed or electronically delivered signature shall have the same legally binding effect as an original signature.

If you find the foregoing arrangement acceptable and believe that the foregoing accurately summarizes our understanding, please kindly so indicate by executing and dating the attached copy of this Agreement in the space provided and returning a copy to me.

Very truly yours,

Elite Laboratories, Inc.

		By:	/s/ Nasrat Hakim
Name: Nasrat Hakim
Title: President & CEO

ACCEPTED & AGREED AS OF

By:	/s/ Marc Bregman, April 26, 2021
Name: Marc Bregman